Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-72862 on Form S-3 of our report dated March 15, 2005 relating to the financial statements and financial statement schedules of Shire Pharmaceuticals Group plc and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Shire Pharmaceuticals Group plc for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Reading, England
November 25, 2005